EXHIBIT 23.1

                                DIXON HUGHES PLLC
                    Certified Public Accountants and Advisors

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

We consent to the incorporation by reference in the registration statements (No. 333-49759 and 33-104144) on Form S-8 of First South Bancorp, Inc. and Subsidiary of our report dated February 22, 2005 with respect to the consolidated statements of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2004, which report is incorporated by reference into this annual report on Form 10-K of First South Bancorp, Inc.

/s/ Dixon Hughes PLLC

Sanford, North Carolina
March 11, 2005